UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-A/A
(Amendment No. 3)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

INVESTORS TITLE COMPANY
(Exact name of registrant as specified in its charter)

North Carolina (State of incorporation or organization)	56-1110199 (I.R.S. Employer Identification No.)

121 North Columbia Street Chapel Hill, North Carolina (Address of principal executive offices)	27514 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series A Junior Participating Preferred Stock	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:  N/A.

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

Item 1.                      Description of Registrant’s Securities to be Registered.

Reference is hereby made to the Registration Statement on Form 8-A filed by Investors Title Company (the “Company”) with the Securities and Exchange Commission (“SEC”) on November 15, 2002, as amended by Amendment No. 1 to Form 8-A filed with the SEC on August 12, 2010 and Amendment No. 2 to Form 8-A filed with the SEC on August 24, 2012 (as amended, the “Registration Statement”).  Such Registration Statement is hereby incorporated by reference herein.  The response to Item 1 of the Registration Statement is hereby amended to add the following paragraphs:

On October 31, 2012, the Company entered into an Amended and Restated Rights Agreement (the “Amended and Restated Rights Agreement”) with Broadridge Corporate Issuer Solutions, Inc., as rights agent (the “Rights Agent”).  The Amended and Restated Rights Agreement amends and restates the Rights Agreement, dated as of November 12, 2002, between the Company and the Rights Agent, as amended and restated on August 9, 2010 and amended on August 22, 2010 (the “Existing Rights Agreement”).  The purpose of the Rights Agreement is, among other things, to (1) extend the Final Expiration Date of the Rights from November 11, 2012 to October 31, 2022, (2) increase the Purchase Price from $80 for each one one-hundredth of a Preferred Share to $220 for each one one-hundredth of a Preferred Share, (3) expand the definition of “Beneficial Ownership” to include certain additional derivative securities and, subject to certain exceptions, certain securities owned by parties that cooperate to obtain, change or influence control of the Company, and (4) make certain other technical and conforming changes that the Company determined were necessary or desirable.

In connection with the adoption of the Amended and Restated Rights Agreement, on October 26, 2012, the Board of Directors of the Company adopted Articles of Amendment to amend the Articles of Incorporation of the Company (the “Articles of Amendment”).  The Articles of Amendment increased the number of shares of Series A Junior Participating Preferred Stock reserved under the Articles of Incorporation for the Amended and Restated Rights Agreement from 100,000 shares to 200,000 shares.  The Articles of Amendment were filed with the Secretary of State of North Carolina on November 2, 2012.

The foregoing summary of the revisions reflected in the Amended and Restated Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Rights Agreement, which is filed hereto as Exhibit 4.1 and is incorporated herein by reference.

 The foregoing summary of the Articles of Amendment does not purport to be complete and is qualified in its entirety by reference to the Articles of Amendment of the Company, which are filed hereto as Exhibit 3.1 and incorporated herein by reference.

All capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Amended and Restated Rights Agreement.

Item 2.                    Exhibits.

Exhibit
Number	Exhibit Description

3.1
Articles of Amendment of Investors Title Company Regarding Series A Junior Participating Preferred Stock, as filed with the Secretary of State of North Carolina on November 2, 2012 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 2, 2012).

4.1
Amended and Restated Rights Agreement, dated October 31, 2012, between the Company and Broadridge Issuer Solutions, Inc., as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on November 2, 2012).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

INVESTORS TITLE COMPANY

Date: October 31, 2012	By:	/s/ James A. Fine, Jr.
Name: James A. Fine, Jr.
Title: President, Treasurer and Chief Financial Officer